                                                                    EXHIBIT 99.1



                              (PULITZER LETTERHEAD)

FOR IMMEDIATE RELEASE

                              PULITZER INC. REPORTS
                           2003 THIRD-QUARTER EARNINGS

         ST. LOUIS, October 27, 2003 - Pulitzer Inc. (NYSE:PTZ) today announced that its net loss and net loss per diluted share were $16.6 million and $0.77 for the third quarter of 2003 and that its net income and net income per diluted share were $1.9 million and $0.09 for the first nine months of 2003, respectively. These amounts included the after-tax cumulative effect of a change in accounting principle associated with the Company's third quarter 2003 adoption of SFAS No. 150 in the amount of $26.9 million or $1.25 per diluted share (See discussion under Adoption of SFAS No. 150 in this release and the footnotes to accompanying Consolidated Statements of Income). Net income and earnings per diluted share were $8.7 million or $0.40 for the third quarter of 2002 and $22.5 million or $1.05 for the first nine months of 2002, respectively.

         Results for 2003 and 2002 included investment losses related to certain non-operating investments and employment termination inducements for permanently eliminated positions. Upon adoption of SFAS No. 150 effective June 30, 2003, the Company no longer recognized minority interest in net earnings of its subsidiaries in determining net income but did reflect interest expense or credit ($1.1 million pretax credit in the third quarter of 2003) associated with the change in the carrying value of the liability created under the provisions of SFAS No. 150. Excluding the foregoing items from both 2003 and 2002 third quarters and the after-tax cumulative effect of the previously referenced change in accounting principle, third quarter of 2003 base earnings per diluted share were $0.46, compared with a similarly determined $0.47 per diluted share for the third quarter of 2002. On a similar basis, base earnings per diluted share for the first nine months of 2003 were $1.37 compared with $1.30 for the first nine months of 2002. (See the "Reconciliation of Base Earnings" table presented later in this release.)

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

Page Two
Pulitzer Third-Quarter Earnings

         Third-quarter operating revenue decreased 0.3 percent to $103.3 million, from $103.5 million in the prior year. Operating revenue for the first nine months of 2003 increased 0.3 percent to $308.6 million, from $307.6 million in 2002. Third-quarter operating income decreased 3.5 percent to $19.1 million, from $19.8 million in the prior year. Operating income for the first nine months of 2003 increased 3.4 percent to $59.7 million, from $57.7 million in 2002.

         Commenting on the results, Robert C. Woodworth, president and chief executive officer, said, "This was a challenging quarter, with continuing soft advertising demand in many of our markets compounded by a tough year-over-year comparison in St. Louis, where we cycled against more than $1.2 million in incremental revenue related to grand openings in the third quarter of 2002. Absent these grand opening revenues, Pulitzer would have reported a 1.4 percent increase in advertising revenue for the third quarter of 2003. Our continuing focus on cost control resulted in a 1.9 percent reduction in FTEs, enabling us to hold total expenses about flat with last year despite a more than 9 percent increase in the price of newsprint."

         "In addition to our success in cost control, other bright spots in the quarter included continued success in growing local territory revenues and active advertisers both in St. Louis and at the Pulitzer Newspapers, Inc. (PNI) properties; acquisitions of paid weekly publications in PNI markets in Utah and Oregon; and an agreement in St. Louis to purchase a number of single-copy distribution businesses over the next three months. At the completion of the purchase of the distribution businesses, the St. Louis Post-Dispatch will own more than 75 percent of its single copy routes in the greater St. Louis metropolitan area, enhancing our ability to establish direct relationships with our readers."

FORECAST FOR 2003 (SEE NOTES)

"We expect to produce full-year 2003 base earnings per diluted share of at least $2.00. This projection reflects an update to the definition of base earnings as discussed in the Notes to this press release to reflect changes necessitated by our adoption of SFAS No.150 and reflects no other change from our previous forecast for full-year 2003 base earnings per diluted share of at least $1.95," Woodworth said. "However, continued weakness from recruitment, automotive and major retail advertisers, and the fourth quarter ramp-up in costs associated with implementing the upcoming purchase of the St. Louis distribution businesses, make achieving this level of base

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Page Three
Pulitzer Third-Quarter Earnings

earnings more challenging than originally anticipated. Further, the grocery store strike in St. Louis is having a negative impact on Sunday single-copy sales."



BASE EARNINGS (SEE NOTES)

   Reconciliation of Base Earnings:

                                                          Third Quarter                  First Nine Months
                                                  -----------------------------    -----------------------------
                                                   Sept. 28,        Sept. 29,        Sept. 28,        Sept. 29,
                                                      2003             2002            2003             2002
                                                  ------------     ------------    ------------     ------------
BASE EARNINGS PER DILUTED SHARE

  Net income (loss) as reported                   $      (0.77)    $       0.40    $       0.09     $       1.05
  Cumulative effect of a change in accounting
    principle, net of tax                                 1.25             0.00            1.25             0.00
                                                  ------------     ------------    ------------     ------------
  Income before the cumulative effect of a
    change in accounting principle, net of tax    $       0.48     $        .40    $       1.34     $       1.05
  Losses from certain non-operating
    investments                                           0.01             0.06            0.04             0.21
  Employment termination inducements                      0.00             0.00            0.00             0.01
  Minority interest in net earnings of
     subsidiaries                                         0.00             0.01            0.02             0.03
  Interest expense (credit) recognized under
    the provisions of SFAS No. 150                       (0.03)            0.00           (0.03)            0.00
                                                  ------------     ------------    ------------     ------------

  Base earnings per diluted share*                $       0.46     $       0.47    $       1.37     $       1.30
                                                  ============     ============    ============     ============

         * Equivalent base earnings per diluted share calculated on the same basis as previously determined would have been $0.44 and $0.46 for the third quarter of 2003 and 2002, respectively, and $1.33 and $1.27 for the first nine months of 2003 and 2002, respectively, prior to the impact of the adoption of SFAS No. 150.


         o See comments under Discussion of Adoption of SFAS No. 150 and the footnotes to the Consolidated Statement of Income for a further discussion of the after-tax cumulative effect of the change in accounting principle as well as comments pertaining to the minority interest in net earnings of subsidiaries of $0.4 million in the third quarter of 2002 (none in the third quarter of 2003) and $0.8 million and $1.0 million for the respective first nine month periods of 2003 and 2002. These comments also discuss the interest credit made during the third quarter of 2003 under the provisions of SFAS No. 150 in the pretax amount of $1.1 million.

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Page Four
Pulitzer Third-Quarter Earnings

         o 2003 and 2002 third-quarter and nine-month results included pretax charges to adjust the carrying value of certain non-operating investments. Net pretax charges for the third quarter of 2003 were $0.2 million (representing valuation adjustments of $1.0 million to the carrying value of new media investments, partially offset by a $0.8 million gain on the distribution of the Company's interest in a mutual insurance holding company) and $1.9 million in 2002 (all from valuation adjustments of the carrying value of new media investments). For the respective nine month periods of 2003 and 2002, losses from valuation adjustments to the carrying value of new media investments were $1.3 million and $7.9 million, respectively.

         o 2003 third-quarter results included pretax charges of $0.2 million for termination inducement costs for permanently eliminated positions. Nine-month results for 2003 and 2002 included pretax charges of $0.2 million in each period for termination inducements for permanently eliminated positions.

         o Reported net income and base earnings for the third quarter and year-to-date periods of 2003 included pretax gains of approximately $0.5 million from the sale of marketable securities. There were no similar gains in the first nine months of 2002.

         The following table presents a progression of the Company's previous 2003 base earnings forecast presented in the "Forecast for 2003" section of this release, and a reconciliation of the previously reported 2002 base earnings results to the revised 2002 base earnings results.

                                                             Full-year forecast / results
                                                         ------------------------------------
                                                               2003                2002
                                                         ----------------    ----------------
BASE EARNINGS PER DILUTED SHARE

  Previously forecast or reported                        At least $  1.95    $           1.85
  Add back minority interest in net earnings of
    subsidiaries no longer present after the
    adoption of SFAS No.150                                          0.05                0.05
  Gains on marketable securities
    (excluded from 2002 full-year
     previously reported base earnings results)                      0.00                0.03
                                                         ----------------    ----------------

  Revised base earnings forecast and results             At least $  2.00    $           1.93
                                                         ================    ================


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Page Five
Pulitzer Third-Quarter Earnings

DISCUSSION OF GAAP-BASIS RESULTS

THIRD QUARTER

         Operating income in the third quarter was $19.1 million, compared with $19.8 million in the third quarter of the prior year. Operating revenue decreased 0.3 percent to $103.3 million, from $103.5 million a year ago.

         Operating expenses for the third quarter of 2003 decreased 0.3 percent to $87.3 million. This decrease reflects a 2.4 percent decrease in employee-related expenses, primarily the result of reduced employment levels and lower workers' compensation expenses, and decreased bad debt expense resulting from improved collection efforts. These savings were partially offset by higher newsprint costs, primarily reflecting a 9.1 percent price increase in the average cost per metric tonne of newsprint, and increased depreciation expense associated with the Company's new St. Louis production facility, which was placed in service in late 2002.

         Interest expense, net of interest income, decreased for the third quarter of 2003 to $2.9 million from $3.4 million in the same quarter of 2002, principally, due to the interest credit recognized under the provisions of SFAS No. 150, the absence, in 2003, of capitalized interest present in 2002, and savings from the Company's interest rate swaps. These savings were partially offset by lower yields on invested funds. The effective tax rate for the quarter was 38.0 percent compared with 38.5 percent for the third quarter of last year.

         Tucson Newspaper Agency ("TNI") operating revenue decreased 0.4 percent for the third quarter of 2003. Advertising revenue decreased 2.1 percent due to weakness in the grocery, financial services and new construction categories, and softness in national advertising, principally in the pharmaceutical and travel segments. Operating expense increased 7.2 percent due to increased labor expense and higher circulation costs. Third quarter Tucson circulation revenue and expense were equally impacted by a change in presentation to move carrier discounts from revenue to expense. This change caused both to increase by $0.1 million during the quarter. Absent this change, Tucson revenues would have decreased by 1.4 percent and Tucson expenses would have increased by 5.8 percent.


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Page Six
Pulitzer Third-Quarter Earnings


FIRST NINE MONTHS

         Operating income for the first nine months was $59.7 million, compared with $57.7 million in the first nine months of the prior year. Operating revenue increased 0.3 percent to $308.6 million from $307.6 million a year ago. Operating expenses decreased 0.9 percent to $260.5 million, principally due to lower distribution costs, reduced bad debt expense and lower employee-related expenses, primarily the result of reduced employment levels and lower workers' compensation expenses. These savings were offset by increased newsprint costs and higher depreciation expense. Newsprint expense increased 5.4 percent for the first nine months of 2003 compared with the comparable period in 2002 due, in part, to a 3.4 percent increase in the average price of newsprint.

         Interest expense, net of interest income, decreased for the first nine months of 2003 to $11.7 million from $12.2 million in the first nine months of 2002, principally, due to the interest credit recognized under the provisions of SFAS No. 150, the absence, in 2003, of capitalized interest present in 2002, and savings from the Company's interest rate swaps. These savings were partially offset by lower yields on invested funds. The effective tax rate for the first nine months of 2003 was 37.4 percent, compared with 37.9 percent for the first nine months of last year.

DISCUSSION OF ADOPTION OF SFAS NO. 150

         The Company recently adopted the provisions of SFAS No. 150 effective June 30, 2003. SFAS No. 150 requires that the Company recognize a liability in the amount estimated to liquidate the capital account of The Herald Company, Inc. ("Herald") associated with Herald's minority interest in two of the Company's subsidiaries, St. Louis Post-Dispatch LLC ("PD LLC") and STL Distribution Services LLC ("DS LLC"). SFAS No. 150 further provides that the initial liability recognition be made via an adjustment for the cumulative effect of a change in accounting principle. SFAS No. 150 mandates measurement of this liability with an adjustment to interest expense for each reporting period. This adoption resulted in an adjustment for the cumulative effective of a change in accounting principle of $26.9 million, net of tax, for the difference between the estimated fair value of the liability of $45.6 million and the amount previously recognized as minority interest on the date of adoption. This liability reflects the


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
Page Seven
Pulitzer Third-Quarter Earnings

estimated amount required to liquidate Herald's capital account in accord with the provisions of the agreements between Herald and the Company and is not based solely on the fair market value of Herald's 5 percent interest in the results of operations of PD LLC and DS LLC.

         The Company determined that the liability had decreased by $1.1 million during the third quarter and, under the provisions of SFAS No. 150, recognized this decrease via a credit to interest expense. Having recorded an estimated liability for the liquidation payment for Herald's minority interests in PD LLC and DS LLC as of June 30, 2003, the Company no longer includes a provision for minority interest in net earnings of subsidiaries in the determination of net income.

         The Company delayed release of this earnings statement to determine whether and to what extent the provisions of SFAS No. 150, as clarified by the Financial Accounting Standards Board ("FASB") Staff Position SFAS No. 150-2, dated October 16, 2003, were applicable to the Company and to assess pending FASB action.

         The Company understands that the FASB may consider deferring and/or changing the requirements relating to the implementation of certain sections of SFAS No. 150 in the near future, including sections that may be applicable to the accounting treatment of Herald's interest in PD LLC and DS LLC. The results of these deliberations by the FASB could result in changes in the way the Company has applied SFAS No. 150.

DISCUSSION OF COMPARABLE-BASIS RESULTS (SEE NOTES)

DEFINITION OF COMPARABILITY

         The following discussion focuses on "comparable" results in order to illustrate the effects of year-to-year fluctuations for the full scope of our operations. Comparable revenue and expense from continuing operations are defined as reported operating revenue and operating expense inclusive of Pulitzer's 50 percent share of the TNI operations, and excluding the results of 2003 acquisitions absent in 2002.

         The following table summarizes the effect of adding Pulitzer's 50 percent share of TNI operations to reported revenues and operating expenses, and subtracting revenues and expenses associated with the Company's 2003 acquisitions:


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Page Eight
Pulitzer Third-Quarter Earnings


                               Revenue                     Expense                    Revenue                  Expense
                      ------------------------    ------------------------    -----------------------   -----------------------
                                       Third Quarter Ended                                    First Nine Months
                      ----------------------------------------------------    -------------------------------------------------
                                          (in millions)                                         (in millions)

                       Sept. 28,     Sept. 29,     Sept. 28,     Sept. 29,     Sept. 28,    Sept. 29,    Sept. 28,    Sept. 29,
                         2003          2002          2003          2002          2003         2002         2003         2002
                      ----------    ----------    ----------    ----------    ----------   ----------   ----------   ----------

Pulitzer Inc. GAAP
results               $    103.3    $    103.5    $     87.3    $     87.6    $    308.6   $    307.6   $    260.5   $    262.8

Pulitzer 50%
share of Tucson
Newspaper Agency            12.5          12.6           9.3           8.6          39.4         38.5         27.8         25.6

2003 Acquisitions
not present in 2002         (0.5)                       (0.4)                       (0.5)                     (0.4)
                      ----------    ----------    ----------    ----------    ----------   ----------   ----------   ----------

Comparable Results    $    115.3    $    116.1    $     96.2    $     96.2    $    347.5   $    346.1   $    287.9   $    288.4
                      ==========    ==========    ==========    ==========    ==========   ==========   ==========   ==========

THIRD QUARTER

         Operating income for the third quarter decreased 4.1 percent and operating revenue decreased 0.7 percent for the quarter. Advertising revenue decreased 0.7 percent, with retail revenue, including preprints, down 0.5 percent and national revenue, including national preprints, up 0.8 percent. Third-quarter classified advertising revenue decreased 1.3 percent from the comparable period in 2002, with declines in help wanted and automotive largely offset by gains in real estate. Help wanted revenue decreased 6.9 percent for the third quarter, compared with a decrease of 13.2 percent in the second quarter and a decrease of 10.7 percent in the first quarter. Automotive revenue was down 5.0 percent in the third quarter compared to an 8.2 percent decrease in the previous quarter and a 7.8 percent decrease in the first quarter. Real estate revenue increased 5.9 percent for the third quarter. Absent the third-quarter 2002 St. Louis shopping mall and casino grand opening revenues, comparable third-quarter 2003 advertising revenue would have increased by 0.6 percent.

         The following table provides detail for comparable advertising revenue trends by operating group for comparable periods in the prior years:



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Page Nine
Pulitzer Third-Quarter Earnings

                                 3RD QTR.       Sept.        Aug.         Jul.       2nd Qtr.     1st Qtr.     4th Qtr.
                                   2003         2003         2003         2003         2003         2003         2002
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
COMPARABLE ADVERTISING

Combined St. Louis Operations        -1.4%        -2.8%        +2.2%        -2.5%        +5.0%        -1.9%        +4.3%

Pulitzer Newspapers, Inc.            +1.8%        -0.7%        +3.5%        +2.5%        +1.0%        -1.6%        +6.2%

    Pulitzer Inc.                    -0.5%        -2.3%        +2.6%        -1.1%        +3.9%        -1.8%        +4.8%

Tucson Newspaper Agency (TNI)        -2.1%        -0.8%        -4.5%        -1.1%        +1.3%        +4.8%        +3.1%
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Pulitzer Inc. (combined
    with 50% of TNI)                 -0.7%        -2.1%        +1.8%        -1.1%        +3.6%        -1.0%        +4.6%
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------


                                3rd Qtr.     2nd Qtr.     1st Qtr.     4th Qtr.     3rd Qtr.     2nd Qtr.     1st Qtr.
                                  2002         2002         2002         2001         2001         2001         2001
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------
COMPARABLE ADVERTISING

Combined St. Louis Operations       +4.6%        -5.9%        -3.5%        -7.1%        -9.7%        -2.8%        -1.8%

Pulitzer Newspapers, Inc.           +4.6%        +1.3%        +1.4%        -5.6%        -4.2%        -1.5%        +0.7%

    Pulitzer Inc.                   +4.6%        -4.0%        -2.2%        -6.7%        -8.2%        -2.4%        -1.1%

Tucson Newspaper Agency (TNI)       +1.1%        -5.6%        -9.0%       -13.7%       -14.4%        -9.2%        -3.3%
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Pulitzer Inc. (combined
    with 50% of TNI)                +4.2%        -4.2%        -3.1%        -7.6%        -9.0%        -3.4%        -1.4%
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------



         Third-quarter 2003 operating expense was flat compared to the prior year. Higher costs reflect a 9.1 percent increase in the price per metric tonne of newsprint, and increased depreciation expense associated with the Company's new St. Louis production facility, which was placed in service in late 2002. These expense increases were offset by a 1.7 percent decrease in employee-related expenses, primarily the result of reduced employment levels and lower workers' compensation expenses, and decreased bad debt expense resulting from improved collection efforts. Excluding the impact of newsprint costs, comparable operating expense for the third quarter decreased 1.3 percent from 2002.

FIRST NINE MONTHS

         Comparable operating income for the first nine months of the year increased 3.3 percent and operating revenue increased 0.4 percent. Advertising revenue increased 0.6 percent, with retail revenue, including preprints, up 2.1 percent and national revenue, including national preprints, up 14.4 percent. Nine-month classified advertising revenue decreased 4.0 percent from the comparable period in 2002, principally reflecting weak help wanted and automotive advertising revenue. Help wanted revenue decreased 10.4 percent for the first nine months, while automotive revenue decreased 6.8 percent. Real estate revenue increased 5.7 percent for the first nine months of 2003.

         Operating expense for the first nine months of 2003 decreased 0.2 percent, primarily due to lower circulation distribution costs and decreased bad debt expense, partially offset by increased newsprint costs. FTEs decreased by approximately 1.7 percent. Excluding the impact of newsprint costs, operating expense for the first nine months of 2003 decreased 0.8 percent from 2002.


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Page Ten
Pulitzer Third-Quarter Earnings

BALANCE SHEET HIGHLIGHTS

         Pulitzer ended the quarter in a strong financial position, with cash and marketable securities of approximately $206.1 million, compared with $194.4 million at December 29, 2002. Capital expenditures for the first nine months of 2003 totaled approximately $9.4 million. The Company expects capital expenditures for 2003 to be in the range of $14.0 million to $15.0 million, returning to a more normal level of $10.0 million to $12.0 million in the future.


                                      #####


         Pulitzer Inc., through various subsidiaries and affiliated entities, is engaged in newspaper publishing and related new media activities. The Company's newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and the Arizona Daily Star in Tucson, Arizona, and 12 other dailies: The Pantagraph, Bloomington, Ill.; The Daily Herald, Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif.; The World, Coos Bay, Ore.; The Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; the Daily Chronicle, DeKalb, Ill.; The Garden Island, Lihue, Hawaii; the Daily Journal, Park Hills, Mo.; The Lompoc Record, Lompoc, Calif.; and The Daily News, Rhinelander, Wisc. The Company's newspaper operations also include the Suburban Journals of Greater St. Louis, a group of 37 weekly papers and various niche publications.

         The Company's new media and interactive initiatives include STLtoday.com in St. Louis, azstarnet.com in Tucson, and Web sites for all of its other dailies. Pulitzer Inc. is the successor to the company originally founded by Joseph Pulitzer in St. Louis in 1878. For further information, visit our Web site at www.pulitzerinc.com.








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Page Eleven
Pulitzer Third-Quarter Earnings

NOTES:

The Company's calculation of "Base Earnings" and "Base Earnings per Diluted Share," including guidance contained herein for full-year 2003 base earnings per diluted share, exclude the adjustment for the cumulative effect of a change in accounting principle, the provisions for minority interest in net earnings of subsidiaries, and interest expense (credit) recognized under SFAS No. 150; gains and losses related to certain non-operating investments (principally, investments in new media companies and partnerships making similar investments); and employment termination inducements associated with positions that will not be staffed. Gains or losses on the sale of marketable securities are a recurring component of the Company's operations and, therefore, are included in the determination of "Net Income," "Net Income per Fully Diluted Share," "Base Earnings," and "Base Earnings per Diluted Share." "Base Earnings per Diluted Share," calculated on this basis, would have increased from $1.85 previously reported for the full year 2002 to $1.93 (See full-year forecast/results table on page 4).

The Company cannot currently determine full-year 2003 investment gains and losses, if any, related to certain non-operating investments, future employment termination inducements, if any, and interest expense (credit) recognized under the provisions of SFAS No. 150, if any. The Company's calculation of "Base Earnings" and "Base Earnings per Diluted Share," including guidance contained herein for full-year 2003 base earnings per diluted share, may not be comparable to similarly titled measures reported by other companies. "Base Earnings" and "Base Earnings per Diluted Share," as defined above, are not measures of performance under generally accepted accounting principles ("GAAP") and should not be construed as substitutes for consolidated net income and earnings per share as a measure of performance. However, management uses "Base Earnings" and "Base Earnings per Diluted Share" for comparing the Company's past, current, and future performance and believes that they provide meaningful and comparable information to investors to aid in their analysis of the Company's performance relative to other periods and to its peers.

The Company's calculation of "Comparable" results includes the gross revenues and expenses of the Company's 50 percent interest in the Tucson Newspaper Agency ("TNI"), and excludes the revenues and expenses associated with 2003 acquisitions absent in 2002. "Comparable" revenues and expenses, excluding the results of 2003 acquisitions, and including the gross revenues and expenses of the Company's 50 percent interest in TNI, are not measures of performance under GAAP (since the Company records its interest in TNI on the equity method), and should not be construed as substitutes for consolidated operating revenues and consolidated operating expenses as a measure of performance. However, management uses "Comparable" revenues and expenses for comparing the Company's past, current, and future performance and believes that they provide meaningful information to investors regarding the gross revenues and expenses under the management of the Company.

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Page Twelve
Pulitzer Third-Quarter Earnings

Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and other factors include, but are not limited to, industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers (including newsprint), outcome of labor negotiations, capital or similar requirements, and general economic conditions, any of which may impact advertising and circulation revenues and various types of expenses, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in "forward-looking statements" are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Accordingly, investors are cautioned not to place undue reliance on any such "forward-looking statements," and the Company disclaims any obligation to update the information contained herein or to publicly announce the result of any revisions to such "forward-looking statements" to reflect future events or developments.


SPECIAL NOTICE:

         Pulitzer Inc. will conduct a conference call for investors beginning at 10 a.m. EDT today. The webcast of the call can be accessed at www.pulitzerinc.com. Replays of the call will also be available at the same site. For more information, please contact James V. Maloney, Director of Shareholder Relations at Pulitzer Inc., at (314) 340-8402.

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


Page Thirteen
Pulitzer Third-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share)
(Unaudited)

                                                            Third Quarter Ended             Nine Months Ended
                                                       ----------------------------    ----------------------------
                                                        Sept. 28,        Sept. 29,       Sept. 28,       Sept. 29,
                                                           2003            2002            2003            2002
                                                       ------------    ------------    ------------    ------------
OPERATING REVENUES:
    Advertising
        Retail                                         $     28,463    $     29,005    $     84,921    $     85,857
        National                                              6,411           6,587          20,768          18,521
        Classified                                           32,466          33,044          93,397          98,079
                                                       ------------    ------------    ------------    ------------
            Total                                            67,340          68,636         199,086         202,457
        Preprints                                            14,488          13,223          44,023          38,881
                                                       ------------    ------------    ------------    ------------
            Total advertising                                81,828          81,859         243,109         241,338
    Circulation                                              19,830          20,281          60,323          60,459
    Other                                                     1,594           1,401           5,164           5,784
                                                       ------------    ------------    ------------    ------------
                Total operating revenues                    103,252         103,541         308,596         307,581
                                                       ------------    ------------    ------------    ------------

OPERATING EXPENSES:
    Payroll and other personnel expenses                     44,900          45,981         134,973         135,546
    Newsprint expense                                        11,176          10,087          32,690          31,025
    Depreciation                                              3,677           3,176          11,061          10,627
    Amortization                                              1,139           1,108           3,349           3,325
    Other expenses                                           26,440          27,257          78,454          82,255
                                                       ------------    ------------    ------------    ------------
                Total operating expenses                     87,332          87,609         260,527         262,778
                                                       ------------    ------------    ------------    ------------

  Equity in earnings of Tucson newspaper partnership          3,225           3,904          11,593          12,902
                                                       ------------    ------------    ------------    ------------

  Operating income                                           19,145          19,836          59,662          57,705

  Interest income                                               872           1,146           2,729           3,131
  Interest expense                                           (4,877)         (4,527)        (15,609)        (15,349)
  Interest (expense) credit recognized under
      the provisions of SFAS No. 150                          1,141               0           1,141               0
  Net gain on marketable securities                             455              44             513              44
  Net loss on investments                                      (163)         (1,888)         (1,289)         (7,853)
  Other income                                                   78             113              96             127
                                                       ------------    ------------    ------------    ------------

INCOME BEFORE PROVISION FOR INCOME TAXES                     16,651          14,724          47,243          37,805

PROVISION FOR INCOME TAXES                                    6,327           5,662          17,656          14,338

MINORITY INTEREST IN NET EARNINGS OF
   SUBSIDIARIES                                                   0             390             780             999
                                                       ------------    ------------    ------------    ------------

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN
   ACCOUNTING PRINCIPLE, NET OF TAX                    $     10,324    $      8,672    $     28,807    $     22,468

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
   PRINCIPLE, NET OF TAX                                    (26,940)              0         (26,940)              0

                                                       ------------    ------------    ------------    ------------

NET INCOME (LOSS)                                      $    (16,616)   $      8,672    $      1,867    $     22,468
                                                       ============    ============    ============    ============

Page Fourteen
Pulitzer Third-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Continued)
(In thousands, except earnings per share)
(Unaudited)

                                                                 Third Quarter Ended            Nine Months Ended
                                                             Sept. 28,       Sept. 29,      Sept. 28,       Sept. 29,
                                                               2003            2002           2003            2002
                                                           ------------    ------------   ------------    ------------
BASIC EARNINGS (LOSS) PER SHARE OF STOCK:

  Income before cumulative effect of a change in
     accounting principle, net of tax                      $       0.48    $       0.41   $       1.35    $       1.06

  Cumulative effect of a change in accounting principle,
     net of tax                                                   (1.26)           0.00          (1.26)           0.00
                                                           ============    ============   ============    ============

   Earnings (Loss) per share                               $      (0.78)   $       0.41   $       0.09    $       1.06
                                                           ============    ============   ============    ============

  Weighted average number of shares outstanding                  21,414          21,299         21,381          21,269
                                                           ============    ============   ============    ============

DILUTED EARNINGS (LOSS) PER SHARE OF STOCK:

  Income before cumulative effect of a change in
     accounting principle, net of tax                      $       0.48    $       0.40   $       1.34    $       1.05

  Cumulative effect of a change in accounting principle,
     net of tax                                                   (1.25)           0.00          (1.25)           0.00
                                                           ============    ============   ============    ============

   Earnings (Loss) per share                               $      (0.77)   $       0.40   $       0.09    $       1.05
                                                           ============    ============   ============    ============

  Weighted average number of shares outstanding                  21,670          21,415         21,571          21,454
                                                           ============    ============   ============    ============

Page Fifteen
Pulitzer Third-Quarter Earnings


FOOTNOTES


Financing Arrangements: In October 2002, the Company terminated previously executed swap contracts totaling $75.0 million resulting in a net gain of $5.0 million. The $5.0 million net gain is being amortized ratably over the remaining term of the original swap contract which expires in April 2009. The Company maintains other interest rate swap contracts that have the effect of converting the interest cost for $150.0 million of the Company's debt from fixed rate to variable rate. These swap contracts mature with the Company's debt on April 28, 2009. The Company accounts for the swap contracts as fair value hedges.

Earnings per Share: Basic earnings per share of stock are computed using the weighted average number of Common and Class B Common shares outstanding during the applicable period. Diluted earnings per share of stock is computed using the weighted average number of Common and Class B Common shares outstanding and common stock equivalents.

Fiscal Year End: The Company's fiscal year ends on the last Sunday of the calendar year. In 2002, the Company's fiscal year began on December 31, 2001 and ended on December 29, 2002. In 2003, the Company's fiscal year began on December 30, 2002 and will end on December 28, 2003.

Reclassifications: Certain reclassifications have been made to the 2002 consolidated financial statements to conform to the 2003 presentation.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Adoption of SFAS No. 150: The Company recently adopted the provisions of SFAS No. 150 effective June 30, 2003. SFAS No. 150 requires that the Company recognize a liability in the amount estimated to liquidate the capital account of The Herald Company, Inc. ("Herald") associated with Herald's minority interest in two of the Company's subsidiaries, St. Louis Post-Dispatch LLC ("PD LLC") and STL Distribution Services LLC ("DS LLC"). SFAS No. 150 further provides that the initial liability recognition be made via an adjustment for the cumulative effect of a change in accounting principle. SFAS No. 150 mandates measurement of this liability with an adjustment to interest expense for each reporting period. This adoption resulted in an adjustment for the cumulative effective of a change in accounting principle of $26.9 million, net of tax, for the difference between the estimated fair value of the liability of $45.6 million and the amount previously recognized as minority interest on the date of adoption. This liability reflects the estimated amount required to liquidate Herald's capital account in accord with the provisions of the agreements between Herald and the Company and is not based does on the fair market value of Herald's 5 percent interest in the results of operations of PD LLC and DS LLC.

                                      # # #